Exhibit 99.1

August 23, 2019

Dear Fellow Shareholder,

For the first nine months of fiscal year 2019, we had record revenue of $136.3 million. As we previously discussed, most of this revenue was earned on the Full Stream Goff Interconnect project (“Goff”), a twenty-mile, 24” pipeline in the Clarksburg, WV area. Currently, we have two people supervising the last few punchlist items; down from a high of 275 people on the project that began over one year ago. This project presented a unique set of challenges to our company. Goff was profitable the first several months, unfortunately, like many pipeline projects in Appalachia, construction was halted for environmental reasons in mid-October 2018. After six weeks of delay and the evaporation of any profit, our customer wished us to continue construction but in entirely more challenging winter conditions. In order to find a solution that both parties could accept, we agreed that the customer would make up any losses we incurred. As we feared, the wet winter and spring weather led to costs that exceeded the original projections by tens of millions of dollars. When the final accounting is done on this project, we anticipate it will contribute positive cash flow with a slight loss. The remainder of our CJ Hughes projects are performing well and delivering at gross profits in excess of 10%. While the gross profit percentage was unacceptable overall, the CJ Hughes division is still over $2.4 million in gross profit and $400,000 in net income better for the nine months ended June 30, 2019 compared to the same time period in 2018.

Our Nitro Electric division changed its name to Nitro Construction Services last year. This was to reflect our many areas of expertise with which we serve our clients. While Nitro’s nine months ended June 30, 2019 revenue was within $1.0 million of the same time period in 2018, net income was $800,000 less when comparing the same time periods. We have already made some cuts in the organization and will be looking at other strategic alternatives to get Nitro back to its solid and consistent profitability.

Through June 30, 2019, our broker had repurchased 301,392 shares of the Company’s common stock in the open market. Every share we purchase is accretive to tangible book value and future earnings. The Company’s Board of Directors approved a new repurchase program at the August 21, 2019 board meeting. There are great changes occurring in our industry as more public and private companies are exiting than entering our market for the first time in my six years as President. We see this as a great opportunity to increase our market share. As always, thank you for your continued support.

Sincerely,

/s/ Douglas V. Reynolds

Douglas V. Reynolds, President

Energy Services of America